Exhibit 99.1

Axiall Reports 2012 Financial Results

ATLANTA — February 12, 2013 — Axiall Corporation (NYSE: AXLL) today announced financial results for the year and quarter ended December 31, 2012.

The company reported net sales of $3.3 billion for the full year 2012, 3 percent higher than the net sales of $3.2 billion reported for the full year 2011.  Axiall reported net income of $120.6 million, or $3.45 per diluted share for 2012, compared to net income of $57.8 million, or $1.66 per diluted share, for the previous year.  Net income for 2012 includes $38.8 million of transaction related, restructuring and other costs, a $2.7 million loss on redemption and other debt costs, partially offset by a $19.3 million gain on sale of assets and $0.8 million of net asset impairment recovery.  Net income for 2011 includes $11.6 million of asset impairment charges, and transaction related, restructuring and other costs, a $4.9 million loss on redemption and other debt costs, partially offset by a $1.2 million gain on sale of assets and a benefit to income tax expense from the reversal of $22.1 million of tax reserves.

“Our results exceeded our expectations for 2012, in large part due to the most profitable fourth quarter we have had in decades,” said Paul Carrico, president and chief executive officer.

“This strong performance was achieved in a year when many people in our organization were investing considerable time and energy to make the merger of Georgia Gulf and PPG’s commodity chemicals business a reality,” Carrico said.  “I want to thank our employees for their contributions in completing the merger while remaining focused on safety and execution.  The merger enhances Axiall’s scale and integration across the chlorovinyls chain and expands the benefit we gain from low-cost natural gas in North America and growing global demand for our products.”

The company reported net sales of $784.7 million for the fourth quarter of 2012, compared to net sales of $673.6 million reported for the fourth quarter of 2011.  Axiall reported net income of $32.3 million, or $0.92 per diluted share, for the fourth quarter of 2012, compared to a net loss of $3.3 million, or $0.10 per diluted share, for the same quarter of the previous year.  Net income for the fourth quarter of 2012 includes $11.6 million of transaction related, restructuring and other costs and a $2.7 million loss on the early redemption of debt. The net loss in the fourth quarter of 2011 includes an $8.3 million asset impairment charge, a $2.2 million restructuring expense, a $3.8 million loss on the early redemption of debt and a benefit to income tax expense from the reversal of $11.7 million of tax reserves.

Chlorovinyls

In the Chlorovinyls segment, fourth quarter 2012 net sales were $346.4 million compared to $321.5 million during the fourth quarter of 2011. The increase in net sales was driven by higher vinyl resin sales volumes and higher caustic sales prices, partially offset by lower vinyl resin sales prices and lower caustic sales volumes.  The segment posted operating income of $77.0 million in the fourth quarter of 2012, compared to operating income of $21.5 million for the same quarter in the prior year.  The $55.5 million increase in operating income was primarily due to lower feedstock costs, higher vinyl resin sales volumes and higher caustic sales prices.

Building Products

In the Building Products segment, net sales were $190.8 million for the fourth quarter of 2012, compared to $189.7 million recorded for the same quarter in the prior year.  Net sales for the fourth quarter of 2011 include $2.6 million of sales from the fence product line that was discontinued in March 2012. The net sales increase was driven by increased Canadian sales volume, partially offset by lower sales volume in the U.S. due to the discontinued fence product line.  On a constant currency basis and excluding the sales from the discontinued fence product line, net sales for the quarter were flat compared to the fourth quarter of 2011.  The segment’s operating loss was $5.3 million for the fourth quarter of 2012, compared to an $11.6 million operating loss during the same quarter of the prior year.  The fourth quarter 2012 operating loss includes $1.0 million of restructuring costs while the fourth quarter 2011 operating loss includes $2.4 million of restructuring costs and $8.3 million of asset impairment charges.  After excluding these items, the increase in operating loss was due to higher selling, general, and administrative costs partially offset by improved gross margin.

Aromatics

In the Aromatics segment, net sales increased to $247.4 million for the fourth quarter of 2012 from $162.4 million during the fourth quarter of 2011, due primarily to higher sales prices and higher sales volumes for all products.  During the fourth quarter of 2012, the segment recorded operating income of $18.3 million, compared to an operating loss of $3.7 million during the same quarter in 2011. The increase in operating income was primarily due to an inventory holding gain in the fourth quarter of 2012 compared to a large inventory holding loss in the fourth quarter of 2011 as well as higher volumes and sales prices in the fourth quarter of 2012.

Conference Call

The company will discuss fourth-quarter financial results and business developments via conference call and webcast on Wednesday, February 13, at 10:00 a.m. Eastern time.  To access the company’s fourth-quarter conference call, please dial (800) 374-1453 (domestic) or (706) 679-9856 (international).  Playbacks will be available from 11:00 a.m. Eastern time on Wednesday, February 13, until 11:59 p.m. Eastern time on Wednesday, February 27. Playback numbers are (855) 859-2056 (domestic) or (706) 679-9856 (international). The conference call ID number is 88108007.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company.  It is an international manufacturer of chlor-alkali and derivatives, chlorovinyls and aromatics products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, phosgene derivatives, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol.  It also manufactures vinyl-based building and home improvement products that are marketed under Royal Building Products and Exterior Portfolio brands, including window and door profiles, mouldings, siding, pipe and pipe fittings, and decking.  Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended. Words or phrases such as “is expected,” may,” “will,” or “intend,” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions, or events generally identify forward-looking statements. These forward-looking statements are based on the current expectations of the management of Axiall, and include, but are not limited to the expected benefits of the Company’s merger with the chlor-alkali and derivatives business of PPG Industries, Inc., the expected cost advantage of natural gas in North America and the expected global demand for our products. There are a number of risks and uncertainties that could cause Axiall’s actual results to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include risks relating to (i) a material adverse change, event or occurrence affecting Axiall or the newly acquired commodity chemicals business, (ii) the ability of Axiall to successfully integrate the businesses of PPG’s commodity chemicals business and Axiall, which may result in the combined company not operating as effectively and efficiently as expected, (iii) the possibility that the merger and related transactions may involve other unexpected costs, liabilities or delays, and (iv) uncertainties regarding future prices, industry capacity levels and demand for Axiall’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products after the merger, Axiall’s ability to generate sufficient cash flows from its business after the merger, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

CONTACTS:
Investor Relations	Media
Martin Jarosick	Alan Chapple
770-395-4524	770-395-4538

AXIALL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of December 31,
(In thousands, except share data)	2012	2011
Assets
Cash and cash equivalents	$200,314	$88,575
Receivables, net of allowance for doubtful accounts of $4,533 at 2012 and $4,225 at 2011	314,880	256,749
Inventories	288,356	287,554
Prepaid expenses and other	14,702	15,750
Deferred income taxes	21,127	14,989
Total current assets	839,379	663,617
Property, plant and equipment, net	637,712	640,900
Goodwill	217,215	213,608
Intangible assets, net	43,423	46,715
Other assets, net	63,586	79,371
Total assets	$1,801,315	$1,644,211

Liabilities and Stockholders’ Equity
Accounts payable	$211,224	$168,187
Interest payable	18,892	20,931
Income taxes payable	15,120	1,202
Accrued compensation	44,698	19,743
Other accrued liabilites	61,159	68,825
Total current liabilities	351,093	278,888
Long-term debt	448,091	497,464
Lease financing obligation	112,269	109,899
Liability for unrecognized income tax benefits	18,576	23,711
Deferred income taxes	177,914	181,465
Other non-current liabilities	89,825	64,120
Total liabilities	1,197,768	1,155,547

Commitments and contingencies

Stockholders’ equity:
Preferred stock - $0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock - $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 34,546,767 at 2012 and 34,236,402 at 2011	345	342
Additional paid-in capital	487,060	480,530
Accumulated other comprehensive loss, net of tax	(21,870)	(18,151)
Retained earnings	138,012	25,943
Total stockholders’ equity	603,547	488,664
Total liabilities and stockholders’ equity	$1,801,315	$1,644,211

AXIALL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2012	2011	2012	2011
Net sales	$784,692	$673,600	$3,325,836	$3,222,884
Operating costs and expenses:
Cost of sales	654,855	626,863	2,865,370	2,919,625
Selling, general and administrative expenses	50,566	38,141	203,497	168,221
Long-lived asset impairment charges (recoveries), net	—	8,318	(824)	8,318
Transaction related costs, restructuring and other, net	11,638	2,245	38,833	3,271
Gain on sale of assets	—	—	(19,250)	(1,150)
Total operating costs and expenses	717,059	675,567	3,087,626	3,098,285
Operating income (loss)	67,633	(1,967)	238,210	124,599
Interest expense	(13,702)	(15,357)	(57,517)	(65,645)
Loss on redemption and other debt costs	(2,720)	(3,808)	(2,720)	(4,908)
Foreign exchange gain (loss)	33	(6)	(562)	(786)
Interest income	131	84	373	280
Income before income taxes	51,375	(21,054)	177,784	53,540
Provision for (benefit from) income taxes	19,082	(17,739)	57,223	(4,217)
Net Income (loss)	$32,293	$(3,315)	$120,561	$57,757

Earnings (loss) per share:
Basic	$0.93	$(0.10)	$3.47	$1.66
Diluted	$0.92	$(0.10)	$3.45	$1.66

Weighted average common shares:
Basic	34,577	34,236	34,502	34,086
Diluted	34,982	34,236	34,774	34,122

AXIALL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2012	2011	2012	2011
Operating activities:
Net income (loss)	$32,294	$(3,315)	$120,561	$57,757
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,894	23,214	89,857	101,522
Loss on redemption and other debt costs	2,720	3,808	2,720	4,908
Foreign exchange loss (gain)	86	(120)	(447)	604
Deferred income taxes	(2,167)	(8,137)	(8,463)	(3,762)
Excess tax benefits from share-based payment arrangements	553	—	(2,747)	(1,371)
Long-lived asset impairment charges (recoveries), net	—	8,318	(824)	8,318
Stock based compensation	1,404	1,173	9,073	6,658
Gain on sale of assets	—	—	(19,250)	(1,150)
Other non-cash items	4,885	(3,736)	9,453	(2,802)
Change in operating assets, liabilities and other, net	103,873	141,901	31,313	16,767
Net cash provided by operating activities	165,542	163,106	231,246	187,449
Investing activities:
Capital expenditures	(24,519)	(22,134)	(80,338)	(66,382)
Proceeds from sale of assets	42	917	23,621	1,243
Acquisition, net of cash acquired	—	—	—	(71,371)
Net cash used in investing activities	(24,477)	(21,217)	(56,717)	(136,510)
Financing activities:
Net change in ABL revolver	—	(36,503)	—	—
Long-term debt payments	(51,500)	(62,136)	(51,500)	(85,057)
Fees paid related to financing activities	(889)	(531)	(1,514)	(2,011)
Excess tax benefits from share-based payment arrangements	(553)	—	2,747	1,371
Dividends paid	(5,540)	—	(8,318)	—
Stock compensation plan activity	(137)	—	(5,232)	39
Net cash used in financing activities	(58,619)	(99,170)	(63,817)	(85,658)
Effect of exchange rate changes on cash and cash equivalents	(601)	546	1,027	536
Net change in cash and cash equivalents	81,845	43,265	111,739	(34,183)
Cash and cash equivalents at beginning of year	118,469	45,310	88,575	122,758
Cash and cash equivalents at end of year	$200,314	$88,575	$200,314	$88,575

AXIALL CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended				For the Twelve Months Ended
	December 31,				December 31,
(In thousands)	2012		2011		2012		2011

Segment net sales:
Chlorovinyls	$346,433		$321,501		$1,344,908		$1,318,678
Building Products	190,812		189,704		876,638		883,899
Aromatics	247,447		162,395		1,104,290		1,020,307
Net Sales	$784,692		$673,600		$3,325,836		$3,222,884

Segment operating income (loss):
Chlorovinyls	$77,046		$21,477		$237,214	(4)	$143,304	(7)
Building Products	(5,269	)(1)	(11,638	)(3)	18,447	(5)	7,500	(8)
Aromatics	18,331		(3,653)		64,569		10,370
Unallocated corporate	(22,475	)(2)	(8,153)		(82,020	)(6)	(36,575)
Total operating income (loss)	$67,633		$(1,967)		$238,210		$124,599

(1)         Includes $1.0 million of restructuring costs.

(2)         Includes $10.7 million of transaction related costs.

(3)         Includes $2.4 million of restructuring costs and $8.3 million of asset impairment charges.

(4)         Includes $19.3 million gain on sale of assets, offset by $1.3 million of restructuring costs.

(5)         Includes $1.5 million of restructuring costs, offset by $0.8 million of long-lived asset impairment recoveries.

(6)         Includes $35.8 million of transaction related costs.

(7)         Includes $1.2 million gain related to the sale of assets.

(8)         Includes $2.7 million of restructuring costs, $8.3 million of asset impairment charges, $3.0 million of related costs and inventory purchase accounting adjustments, partially offset by $3.6 million reversal of non-income tax reserve.